             EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACTS:

Andrea Coan

Berry & Company Public Relations

212 253-8881

acoan@berrypr.com

Arney Rosenblat

National MS Society

212 476-0436

arney.rosenblat@nmss.org

Deana Percassi

Harris Interactive

585 214-7212

 dpercassi@harrisinteractive.com

SURVEY FINDS MAJORITY OF PEOPLE WITH MULTIPLE SCLEROSIS REPORT DIFFICULTY WALKING OR MAINTAINING BALANCE

People with MS who report difficulty walking find it is the most challenging aspect of managing the disease, restricting daily activities and affecting emotional and financial well-being, according to the results of a new survey conducted by Harris Interactive.

AMSTERDAM, THE NETHERLANDS and NEW YORK CITY and HAWTHORNE, NY (October 20, 2011) – Walking difficulties or trouble with balance affect the majority of people with multiple sclerosis, and 70% of people with MS-related walking difficulties report that trouble walking is the most challenging aspect of MS. Yet, 40% of people with MS “rarely or never” discuss walking problems with their doctor, according to the results of a June 2011 survey conducted online by Harris Interactive on behalf of the National Multiple Sclerosis Society (NMSS) and Acorda Therapeutics ®, Inc. (Nasdaq: ACOR). The results of the survey of more than 1200 adults living with MS were presented today at the 5th Joint Triennial Congress of the European and Americas Committees for Treatment and Research in Multiple Sclerosis (ECTRIMS/ACTRIMS) in Amsterdam, the Netherlands.

Approximately two thirds of people with MS (65%) report having trouble walking, the inability to walk or difficulty maintaining balance at least twice per week.   In addition, a majority of people living with MS report that they experienced walking problems within the first few years after diagnosis.  Among people diagnosed with MS within the past five years, 58% report experiencing a mobility issue at least twice a week.

According to the survey findings, younger people with MS are less likely to initiate a conversation about trouble walking with a healthcare provider. On average, people with MS aged 41 or younger who do discuss trouble walking with their doctor initiate the conversation only 46% of the time.

“These significant new findings show that many adults living with MS are hesitant to speak up about walking difficulties, and that younger patients are even less likely to proactively discuss these issues with a doctor,” said Nicholas LaRocca, Ph.D., Vice President for Health Care Delivery and Policy Research at NMSS. “Clearly we need to encourage and empower people with MS to discuss walking impairment with their doctor, including newly diagnosed patients who may be experiencing only mild problems with walking ability or balance, so that these issues can be addressed.”

The survey also found that both men and women with MS who report difficulty walking1 believe that it can put them at risk, but that women are especially concerned that walking problems can be hazardous:

•	An estimated 78% of these women and 62% of these men report that trouble walking “makes getting around dangerous.”

Additional findings related to falls revealed that:

•	Among adults with MS who experience difficulty walking, 60% indicate that they have fallen and 34% of those individuals say that a fall resulted in an injury.

•	Typically, people who have experienced falls report having fallen about three times in the prior six months.

“To get help when walking difficulties arise, people with MS must take a more active role in discussing these issues with their doctors and other members of their care team. Options are available to treat walking impairment and they need to be pursued,” added LaRocca.

Walking Difficulties Also Shown to Affect Financial and Social Wellness

Among all people with MS, six in ten (61%) report that it has interfered with their ability to work resulting in a loss of personal income. Many people with MS who have trouble walking and are currently employed indicated that they had to make lifestyle changes, such as switching to a new career (21%) or stopping work altogether for a period of time (21%), because of their walking problems.

Survey results also showed:

1 Defined as experiencing trouble walking and/or inability to walk at least twice a week

•
79% of adults with MS who are employed report trouble walking has negatively impacted them in some way at work, including having to take days off, asking for special accommodations or reducing work hours, among others.

•	60% of people with MS who have experienced difficulties walking have had to miss at least one major personal event as a result.

•	32% of people with MS who have difficulty walking report that it has caused them to feel isolated.

“These survey findings indicate that many people with MS experience physical, financial and emotional challenges caused by walking impairment. With these striking findings, we hope that more people living with MS, including younger patients with mild to moderate symptoms, will be motivated to discuss their mobility with their care team,” said Andrew R. Blight, Ph.D., Chief Scientific Officer of Acorda Therapeutics.

About the Study

The online survey was conducted June 10-17, 2011 by Harris Interactive and was funded by the National MS Society and Acorda Therapeutics. The total sample included 1,246 adults over the age of 18 with MS in the United States. Results were weighted as needed for age, sex, race/ethnicity, education, region and household income. Propensity score weighting was also used to adjust for respondents’ propensity to be online. No estimates of theoretical sampling error can be calculated; a full methodology is available upon request.

About Multiple Sclerosis

Multiple sclerosis, an unpredictable, often disabling disease of the central nervous system, interrupts the flow of information within the brain, and between the brain and body. Every hour in the United States, someone is newly diagnosed with the disease.  Symptoms range from reduced or lost mobility to numbness and tingling to blindness and paralysis. The progress, severity and specific symptoms of MS in any one person cannot yet be predicted, but advances in research and treatment are moving us closer to a world free of MS. Most people with MS are diagnosed between the ages of 20 and 50, with at least two to three times more women than men being diagnosed with the disease. MS affects more than 400,000 people in the U.S. and 2.1 million worldwide.

About the National MS Society

The National MS Society addresses the challenges of each person affected by MS.  To fulfill this mission, the Society funds cutting-edge research, drives change through advocacy, facilitates professional education, collaborates with MS organizations around the world, and provides programs and services designed to help people with MS and their families move forward with their lives.  In 2010 alone, through its national office and 50-state network of chapters, the Society devoted $159 million to programs and services that assisted more than one million people.  To move us closer to a world free of MS, the Society also invested $37 million to support 325 new and ongoing research projects around the world.

Join the movement at www.nationalMSsociety.org.

About Acorda Therapeutics®, Inc.

Acorda Therapeutics is a biotechnology company developing therapies for multiple sclerosis, spinal cord injury and related nervous system disorders. The Company is commercializing and marketing AMPYRA(R) (dalfampridine) Extended Release Tablets, 10 mg, in the Unites States. AMPYRA is a potassium channel blocker approved as a treatment to improve walking in patients with multiple sclerosis (MS); this was demonstrated by an improvement in walking speed. AMPYRA was developed using Elan's Matrix Drug Absorption System (MXDAS(R)) technology and is manufactured by Alkermes Pharma Ireland Limited based on a supply agreement with Acorda. In Europe AMPYRA is being developed and commercialized by Biogen Idec under the trade name FAMPYRA® (prolonged-release fampridine tablets) where it is indicated to improve walking in adult patients with multiple sclerosis who have walking disability (EDSS 4.0 –7.0).

Acorda also markets ZANAFLEX CAPSULES(R) (tizanidine hydrochloride), a short-acting drug for the management of spasticity. The Company's pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

About Harris Interactive®

Harris Interactive is one of the world’s leading custom market research firms, leveraging research, technology, and business acumen to transform relevant insight into actionable foresight. Known widely for the Harris Poll and for pioneering innovative research methodologies, Harris offers expertise in a wide range of industries including healthcare, technology, public affairs, energy, telecommunications, financial services, insurance, media, retail, restaurant, and consumer package goods. Serving clients in over 215 countries and territories through our North American and European offices and a network of independent market research firms, Harris specializes in delivering research solutions that help us – and our clients – stay ahead of what’s next. For more information, please visit www.harrisinteractive.com.